Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS THIRD QUARTER RESULTS,
PROVIDES FOURTH QUARTER GUIDANCE

Dublin, California, November 18, 2021 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the third quarter ended October 30, 2021 of $1.09 on net income of $385 million. This compares to $1.03 per share on net earnings of $371 million for the 13 weeks ended November 2, 2019. Sales rose 19% to $4.6 billion, with comparable store sales up a strong 14%.

For the nine months ended October 30, 2021, earnings per share were $3.82 on net earnings of $1.4 billion, up from $3.32 per share on net income of $1.2 billion for the same period in 2019. Sales year-to-date rose 20% to $13.9 billion, with comparable store sales up 14%.

Barbara Rentler, Chief Executive Officer, commented, “Third quarter sales and profitability significantly exceeded our expectations as consumers continued to respond favorably to our broad assortment of great bargains. We achieved these results despite waning government stimulus and uncertainty related to the spread of COVID variants. Operating margin of 11.4% was better than plan, though down from 2019 as leverage from the robust sales gains was partially offset by ongoing headwinds from higher freight, wage, and COVID-related costs.”

Ms. Rentler continued, “During the third quarter and first nine months of fiscal 2021, we repurchased 2.1 million and 3.5 million shares of common stock, respectively, for an aggregate cost of $241 million in the quarter and $417 million year-to-date. We remain on track to buy back a total of $650 million in common stock during fiscal 2021.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Looking ahead, Ms. Rentler said, “While we are encouraged by the ongoing strength of consumer demand, there remains significant uncertainty related to the worsening industry-wide supply chain congestion as we enter the important holiday season. As a result, and while we hope to do better, we are projecting fourth quarter comparable store sales gains of 7% to 9% and earnings per share in the range of $0.83 to $0.93.”

Ms. Rentler added, “Based on our year-to-date results and our updated fourth quarter guidance, we are now planning earnings per share for fiscal 2021 to be in the range of $4.65 to $4.75 on a comparable store sales gain of 12% to 13%.”

Ms. Rentler concluded, “Moving forward, consumers’ increasing focus on value and convenience along with the large number of recent retail closures and bankruptcies make us confident about our prospects for continued market share gains in the future.”

The Company will host a conference call on Thursday, November 18, 2021, at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #9489421 until 8:00 p.m. Eastern time on November 26, 2021, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for the recurrence of significant business disruptions arising from the COVID-19 pandemic; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel or home-related merchandise retailing industry; issues associated with importing and selling merchandise produced in other countries, including risks from supply chain disruptions due to port of exit/entry congestion, shipping delays and ocean freight cost increases, and risks from other supply chain related disruptions, including those due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and that may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, could increase our costs; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings and reopenings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2020, and fiscal 2021 Form 10-Qs and Form 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2020 revenues of $12.5 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,629 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 295 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
($000, except stores and per share data, unaudited)	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020	November 2, 2019

Sales	$4,574,541	$3,754,509	$3,849,117	$13,895,595	$8,281,894	$11,625,628

Costs and Expenses
Cost of goods sold	3,326,004	2,711,419	2,766,432	9,935,271	6,681,530	8,311,950
Selling, general and administrative	725,761	877,857	604,605	2,118,602	1,812,657	1,754,825
Interest expense (income), net	18,744	28,740	(4,402)	56,500	64,261	(14,819)
Total costs and expenses	4,070,509	3,618,016	3,366,635	12,110,373	8,558,448	10,051,956

Earnings (loss) before taxes	504,032	136,493	482,482	1,785,222	(276,554)	1,573,672
Provision (benefit) for taxes on earnings (loss)	119,002	5,296	111,550	429,455	(123,956)	368,877
Net earnings (loss)	$385,030	$131,197	$370,932	$1,355,767	$(152,598)	$1,204,795

Earnings (loss) per share
Basic	$1.10	$0.37	$1.04	$3.85	$(0.43)	$3.35
Diluted	$1.09	$0.37	$1.03	$3.82	$(0.43)	$3.32

Weighted-average shares outstanding (000)
Basic	351,071	352,481	356,879	352,308	352,320	359,919
Diluted	353,081	354,457	359,299	354,477	352,320	362,455

Store count at end of period	1,924	1,869	1,810	1,924	1,869	1,810

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	October 30, 2021	October 31, 2020	November 2, 2019
Assets

Current Assets
Cash and cash equivalents	$5,259,595	$4,416,124	$1,142,709
Accounts receivable	158,765	122,654	124,853
Merchandise inventory	2,231,242	1,630,390	2,168,796
Prepaid expenses and other	195,309	347,399	170,304
Total current assets	7,844,911	6,516,567	3,606,662

Property and equipment, net	2,784,286	2,706,884	2,565,882
Operating lease assets	3,032,175	3,132,056	3,042,298
Other long-term assets	254,362	215,159	200,999
Total assets	$13,915,734	$12,570,666	$9,415,841

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,652,881	$2,426,390	$1,480,205
Accrued expenses and other	625,426	655,408	496,623
Current operating lease liabilities	620,675	590,122	559,433
Accrued payroll and benefits	512,336	269,709	321,977
Current portion of long-term debt	64,991	—	—
Total current liabilities	4,476,309	3,941,629	2,858,238

Long-term debt	2,451,283	2,512,037	312,778
Non-current operating lease liabilities	2,551,162	2,672,139	2,601,372
Other long-term liabilities	296,819	290,795	225,934
Deferred income taxes	156,944	135,029	140,740

Commitments and contingencies

Stockholders’ Equity	3,983,217	3,019,037	3,276,779
Total liabilities and stockholders’ equity	$13,915,734	$12,570,666	$9,415,841

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	October 30, 2021	October 31, 2020	November 2, 2019

Cash Flows From Operating Activities
Net earnings (loss)	$1,355,767	$(152,598)	$1,204,795
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	262,139	268,193	255,089
Loss on early extinguishment of debt	—	239,769	—
Stock-based compensation	96,775	74,267	70,600
Deferred income taxes	35,077	(14,650)	23,070
Change in assets and liabilities:
Merchandise inventory	(722,260)	201,949	(418,354)
Other current assets	(50,139)	(31,732)	(46,161)
Accounts payable	422,277	1,126,574	305,648
Other current liabilities	160,984	118,679	43,968
Income taxes	(60,442)	(119,513)	(42,619)
Operating lease assets and liabilities, net	4,767	8,979	12,911
Other long-term, net	(1,292)	63,206	1,983
Net cash provided by operating activities	1,503,653	1,783,123	1,410,930

Cash Flows From Investing Activities
Additions to property and equipment	(377,916)	(339,545)	(401,251)
Proceeds from investments	—	—	517
Net cash used in investing activities	(377,916)	(339,545)	(400,734)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	18,626	17,088	16,451
Treasury stock purchased	(57,092)	(45,091)	(56,920)
Repurchase of common stock	(416,979)	(132,467)	(965,909)
Dividends paid	(304,520)	(101,411)	(278,370)
Net proceeds from issuance of short-term debt	—	805,601	—
Payments of short-term debt	—	(804,972)	—
Net proceeds from issuance of long-term debt	—	2,965,115	—
Payments of long-term debt	—	(775,009)	—
Payments of debt extinguishment and debt issuance costs	—	(232,000)	—
Net cash (used in) provided by financing activities	(759,965)	1,696,854	(1,284,748)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	365,772	3,140,432	(274,552)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,953,769	1,411,410	1,478,079
End of period	$5,319,541	$4,551,842	$1,203,527

Reconciliations:
Cash and cash equivalents	$5,259,595	$4,416,124	$1,142,709
Restricted cash and cash equivalents included in prepaid expenses and other	10,790	85,322	10,947
Restricted cash and cash equivalents included in other long-term assets	49,156	50,396	49,871
Total cash, cash equivalents, and restricted cash and cash equivalents:	$5,319,541	$4,551,842	$1,203,527

Supplemental Cash Flow Disclosures
Interest paid	$82,209	$70,347	$10,560
Income taxes paid	$454,821	$10,207	$388,426